EXHIBIT 23.1

CONSENT OF CHAPMAN PETROLEUM ENGINEERING, LTD

INDEPENDENT PETROLEUM ENGINEERS

We consent to the reference to our firm and to the reference to our “Reserve and Economic Evaluation Oil and Gas Properties” dated April 1, 2006 in the amended Annual

Report (Form 10-KSB/A-1), of BMB Munai, Inc.

/s/ Chapman Petroleum Engineering, Ltd.

Chapman Petroleum Engineering, Ltd.

Calgary, Alberta, Canada

January 7, 2008